Exhibit (b)(1)(A)

AMENDMENT DATED MARCH 10, 2016

TO THE

BY-LAWS OF

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

DATED NOVEMBER 24, 2009 AS AMENDED JUNE 25, 2015

Section 4.3 of ARTICLE IV is hereby amended and replaced in its entirety by the following:

Section 4.3       Retirement Age. The retirement age for Trustees shall be determined from time to time by a resolution of the majority of the Trustees.